Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234
Tel 214.956.4511 • Fax 214.956.4446
Contact: John Feray
Senior Vice President and
Chief Accounting Officer

FOR IMMEDIATE RELEASE

HAGGAR REPORTS A 2.7% INCREASE IN NET SALES AND $3.1 MILLION INCREASE IN NET INCOME FOR THE 3rd QUARTER OF FISCAL 2005

DALLAS, TX (Aug 2, 2005) — Haggar Corp. (NASDAQ-HGGR) announced results for the third quarter ended June 30, 2005.

For the third quarter of fiscal 2005, Haggar reported net income of $4.8 million on net sales of $119.5 million, or net income of $0.67 per diluted share.  This compares to the third quarter of fiscal 2004 when the Company reported net income of $1.7 million on net sales of $116.3 million, or net income of $0.23 on a diluted per share basis.  The 2.7% net sales increase in the third quarter of fiscal 2005 is primarily related to an increase in the men’s wholesale business and an increase in retail sales due to strong same store sales and the addition of new stores.  The Company currently has 82 retail stores.

The increase in earnings per share to $0.67 in the third quarter of fiscal 2005 from $0.23 in the third quarter of fiscal 2004 is primarily due to increased net sales of 2.7% and an overall improved gross profit percentage of 28.8%, as adjusted for reorganization costs, as compared to a gross profit percentage of 27.7% in the third quarter of fiscal 2004.  The increase in gross profit percentage is attributable to an improved product mix and fewer customer allowances.  Included in the results for the third quarter of fiscal 2005, as previously reported, is a $2.6 million pre-tax credit to reorganization costs related to a favorable Texas Supreme Court ruling in an employee wrongful termination lawsuit.  This is partially offset by a $0.8 million pre-tax charge to reorganization costs related to the closure of the final two Company-operated sewing facilities, as previously reported.  Also included in the results of the third quarter of fiscal 2005 is a $0.5 million pre-tax gain related to the sale of a Company owned apartment.  The net impact of these items to the third quarter of fiscal 2005 is $2.3 million pre-tax and $1.4 million after tax, or $0.19 on a diluted per share basis.

For the nine months ended June 30, 2005, Haggar reported net income of $4.9 million, or $0.69 per diluted share, on net sales of $340.8 million.  This compares to the nine months ended June 30, 2004, in which the Company reported net income of $5.5 million, or $0.79 per diluted share, on net sales of $356.1 million. The decrease in earnings per share during the first nine months of fiscal 2005 is partly due to the selling results of the Company’s ForeverNew™ products, which resulted in higher customer allowances as the product did not meet the customers’ expectations, and an incremental $2.5 million pre-tax in marketing expense ($1.5 million after tax or $0.21 on a diluted per share basis) related to the Company’s ForeverNew™ product introduction.  Also included in the first nine months of fiscal 2005 results is a $1.6 million pre-tax charge ($1.0 million after-tax or $0.14 on a diluted per share basis) to reorganization costs related to the closure of two Company-operated sewing facilities.  Offsetting these costs in the first nine months of fiscal 2005 is the $0.5 million pre-tax gain ($0.3 million after tax or $0.04 on a diluted per share basis) related to the sale of a Company owned apartment.  Also offsetting these costs during the first nine months ended June 30, 2005 is the net financial impact of three wrongful termination lawsuits; a $2.6 million pre-tax reversal of a prior legal reserve in reorganization costs related to a favorable Texas Supreme Court ruling as mentioned above, a $0.3 million reversal of a prior legal reserve in reorganization costs due to a second favorable outcome in an unrelated case also before the Texas Supreme Court, and a $2.0 million pre-tax charge to selling, general and administrative expenses for an unfavorable decision in a trial court that is pending appeal.  Combined, these three lawsuits net to a $0.9 million pre-tax ($0.5 million after tax) increase to earnings for the nine months ended June 30, 2005, or $0.08 on a diluted per share basis.

According to J.M. Haggar, III, Chairman and Chief Executive Officer, “We are excited about our increase in earnings per share for the third quarter of 2005 and are pleased with the Texas Supreme Court rulings in our favor.  The results of our quarter are evidence of our efforts to improve our gross margins and the value we bring to our customers.”

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Frank Bracken, President and Chief Operating Officer, added, “Sales and margins were strong for the quarter.  In our continuing effort to improve our quality and cost of goods, we have successfully completed the closure of our two Company-operated manufacturing facilities in Mexico and the Dominican Republic during the quarter.  This will allow us to continue to focus on reducing our costs in both the Eastern and Western Hemispheres.”

John W. Feray, Senior Vice President of Finance and Chief Accounting Officer, noted, “The Company’s increased sales for the quarter and a focus on inventory management have allowed the company to pay down debt and reduce inventory levels.  As of June 30, 2005, the Company has no debt and an inventory balance of $88 million, compared to $5.7 million in debt and $96 million in inventory as of June 30, 2004.”

The Company filed a Form 8-K with the Securities and Exchange Commission today with its updated 4th Quarter and full year financial projections for fiscal 2005.  The Company revised its net sales and net income projections for fiscal 2005.  The Company now projects net income for fiscal 2005 between $9.0 million and $9.6 million, with projected sales for the year between $460 million and $466 million, and earnings per diluted share for the year between $1.26 and $1.35.

Haggar Clothing Co., a wholly-owned subsidiary of Haggar Corp., is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX.  Haggar markets in the United States, Canada, Mexico, and the United Kingdom.  Haggar also holds exclusive licenses in the United States to use the Claiborne® trademark, Kenneth Cole New York®, and Kenneth Cole Reaction® trademarks to manufacture, market, and sell men’s shorts and pants in men’s classification pant departments.  For more information visit the Haggar website at www.haggar.com.

The statements contained in this release that are not historical facts are forward-looking statements.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied by the forward-looking statements; the results could be affected by, among other things, general business conditions, the impact of competition, the seasonality of the Company’s business, labor relations, governmental regulations, unexpected judicial decisions, and inflation.  In addition, the financial results for the quarter just ended do not necessarily indicate the results that may be expected for any future quarters or for any fiscal year.  Investors also should consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  The Company undertakes no obligation to update any such statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any changes in events, conditions, circumstances or assumptions underlying such statements.

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HAGGAR CORP.

Condensed Consolidated

Statements of Operations

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	(unaudited)		(unaudited)
	(In thousands, except per share amounts)
	2005	2004	2005	2004
Net sales	$119,492	$116,347	$340,833	$356,146
Cost of goods sold	85,026	84,109	243,725	255,690
Reorganization costs	(1,765)	—	(1,291)	—
Gross profit	36,231	32,238	98,399	100,456
Selling, general and administrative expenses	(28,837)	(29,368)	(91,601)	(91,429)
Royalty income	224	255	852	854
Other income (expense)	398	(30)	608	369
Interest expense	(208)	(393)	(653)	(1,309)
Income before provision for income taxes.	7,808	2,702	7,605	8,941
Provision for income taxes	3,052	1,032	2,695	3,415
Net income	$4,756	$1,670	$4,910	$5,526
Net income per common share - Basic	$0.68	$0.24	$0.70	$0.81
Net income per common share - Diluted	$0.67	$0.23	$0.69	$0.79
Weighted average shares outstanding
- Basic	6,997	7,049	7,017	6,810
- Diluted	7,090	7,164	7,124	6,962

Condensed Consolidated

Balance Sheets

	June 30, 2005	September 30, 2004
	(unaudited)
	(In thousands)
Assets
Cash and cash equivalents	$20,175	$30,667
Accounts receivable, net	49,605	56,132
Inventories, net	87,995	95,229
Deferred tax asset	11,027	11,021
Property held for sale	2,538	—
Other current assets	5,923	7,392
Total current assets	177,263	200,441
Property, plant and equipment, net	41,316	44,394
Goodwill, net	9,472	9,472
Other assets	10,197	7,165
Total assets	$238,248	$261,472
Liabilities and Stockholders’ Equity
Accounts payable	$18,983	$30,621
Accrued liabilities	29,962	36,678
Accrued wages and other employee compensation	4,119	8,538
Current portion of long-term debt	—	100
Total current liabilities	53,064	75,937
Other non-current liabilities	13,417	12,760
Deferred tax liability	374	374
Long term debt	—	2,000
Stockholders’ equity	171,393	170,401
Total liabilities and stockholders’ equity	$238,248	$261,472

Evidence of Review for the 3rd Quarter 2005 8k and Press Release to be issued on August 2, 2005

Joe Haggar III

Frank Bracken

Marc Joseph

John Feray

Alan Burks

Randy McMinimy

Kristin Grothoff